Exhibit 10.6

FIRST AMENDMENT AGREEMENT

This First Amendment Agreement (the “Amendment”) is made and entered into as of June 25, 2004 by and among AMIN AMDANI, an individual and resident of the State of Nevada (“Amdani”), Ayesha Amin Amdani, wife of Amdani (“Ms. Amdani”), RAUF GAJIANI, an individual and resident of the State of Nevada (“Gajiani” and, together with Amdani, the “Sellers” or, individually, a “Seller”), CENTRUM ACQUISITION, INC., a Delaware corporation (“Centrum Acquisition”), ENNIS, INC., a Texas corporation (“Redwing”), and MIDLOTHIAN HOLDINGS LLC, a Delaware limited liability company (“Merger Sub”). Terms used herein but not defined herein shall have the meanings set forth in the Stock Purchase Agreement (defined below).

WITNESSETH:

WHEREAS, Sellers and Centrum Acquisition entered into that certain Amended and Restated Stock Purchase Agreement dated November 10, 2003 (the “Stock Purchase Agreement”), pursuant to which Centrum Acquisition acquired all issued and outstanding shares of A and G, Inc., an Illinois corporation (“A and G”);

WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger dated as of June 25, 2004 and made by and among Centrum Acquisition, Redwing and Merger Sub, a wholly owned subsidiary of Redwing, (the “Merger Agreement”), Centrum Acquisition shall be merged with and into Merger Sub (the “Merger”), and Merger Sub shall be the surviving entity;

WHEREAS, consummation of the Merger will benefit the Sellers by accomplishing the prepayment of certain of the Promissory Notes and the restructuring of other Promissory Notes, and to induce Redwing and Merger Sub to consummate the Merger, the Sellers have agreed, subject to satisfaction of the Merger Closing Condition (as defined below), to recognize Merger Sub as the successor in interest to Centrum Acquisition under the Stock Purchase Agreement and the “Buyer” under the Stock Purchase Agreement and to restate certain provisions of the Stock Purchase Agreement on the terms and conditions provided for herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties hereto agree as follows:

1. The Merger Closing Condition. This Amendment is executed concurrently with the execution of the Merger Agreement and the Stock Purchase Agreement but with the intention of the parties that the obligations of the Sellers, Redwing, Merger Sub and Centrum Acquisition under this Amendment are conditional upon satisfaction or waiver under the Merger Agreement of all conditions to the Closing (as defined in the Merger Agreement) (the “Merger Closing Condition”). If the Merger is not consummated by December 31, 2004, this Amendment automatically terminate and be of no further force and effect and shall be void ab initio.

2. Prepayment and Modification of Promissory Notes; Covenants. Subject to the satisfaction or waiver of the Merger Closing Condition, at that Closing:

(a) Redwing and Merger Sub shall pay in full all principal and any accrued and unpaid interest on the $9,000,000 Promissory Notes;

(b) Redwing and Merger Sub shall pay in full all principal and any accrued and unpaid interest on the $7,500,000 Promissory Notes;

(c) Redwing and Merger Sub shall prepay the $10,000,000 Promissory Notes with a prepayment of each in the amount of $5,000,000 plus accrued interest and amend the $10,000,000 Promissory Notes in the form attached to this Amendment as Exhibit A (the “Amended and Restated $5,000,000 Promissory Notes”); each Amended and Restated $5,000,000 Promissory Note will have the following terms: (i) the initial principal balance shall be $5 Million Dollars ($5,000,000); (ii) principal shall be paid in one installment of Two Million Five Hundred Thousand Dollars ($2,500,000) due on the first anniversary of the Effective Time (as defined in the Merger Agreement), subject to set-off as provided in Article X, and in a second installment of Two Million Five Hundred Thousand Dollars ($2,500,000) due on the second anniversary of the Effective Time, subject to set-off as provided in Article X; (iii) the unpaid principal balance of each note shall accrue interest at a rate of four percent (4%) per annum, which interest shall be payable quarterly in arrears to Sellers (either directly or through the Escrow Agent, but interest shall not become part of the escrow); (iv) the principal balance of each Amended and Restated $5,000,000 Promissory Note will be reduced by one-half of the amount of each draw on an LC (as defined below), and (v) assignment of all interest of Amdani, Ms. Amdani and Gajiani in the Amended and Restated $5,000,000 Promissory Notes to the Escrow Agent (as defined below) as security for the Sellers’ obligations under this Agreement. Redwing and Merger Sub shall deliver the Amended and Restated $5,000,000 Promissory Notes on behalf of Amdani, Ms. Amdani and Gajiani to the Escrow Agent.

(d) Redwing and Merger Sub shall deliver to the Escrow Agent two (2) standby letters of credit (each, an “LC”) substantially in the form attached hereto as Exhibit B, which LC shall have a term not less than thirty (30) days in excess of two (2) years from the Effective Time and which shall permit a draft to be made by the Escrow Agent upon presentation of a sight draft certificate stating that amounts which are due remain unpaid under the Amended and Restated $5,000,000 Promissory Notes and are not subject to set-off as provided in Article X. The amount available under the LCs will be reduced by all amounts paid on the Amended and Restated $5,000,000 Promissory Notes and all amounts set-off against the Amended and Restated $5,000,000 Promissory Notes as permitted by this Agreement. Merger Sub may elect to deliver to the Escrow Agent four (4) standby LCs, each in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000), with two of the LCs having a term not less than thirty (30) days after the first anniversary of the Effective Date; those LCs would be returned by the Escrow Agent to Merger Sub in the event that the first installment of principal on the Amended and Restated $5,000,000 Promissory Note in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) was paid on or before the first anniversary of the Effective Date.

(e) For clarity, in the event that amounts due and payable pursuant to the Amended and Restated $5,000,000 Promissory Notes at the first anniversary or second anniversary of the Effective Date are not paid on the due date because one or more Claims is subject to dispute in arbitration under this Agreement, Redwing and Merger Sub will either extend the LCs securing such amounts for the arbitration period or arrange for other security reasonably satisfactory the Sellers, such as placing funds in trust with the arbitrator.

(f) Amdani, Ms. Amdani and Gajiani shall return to Merger Sub the $9,000,000 Promissory Notes, the $7,500,000 Promissory Notes and the $10,000,000 Promissory Notes.

(g) Sellers will deliver to Redwing and Merger Sub a written supplement to the Disclosure Letter of Sellers under the Stock Purchase Agreement disclosing all matters required to make Sellers’ representations and warranties in the Stock Purchase Agreement true and correct in all material respects as of the Closing Date (as defined in the Merger Agreement), provided that such supplement shall in no any way reduce the obligations of Sellers with respect to the matters listed on Schedule 10.7(f).

3. Recognition of Merger Sub as Buyer. Sellers and Merger Sub agree that, upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Merger Sub will succeed to the rights of Centrum Acquisition under the Stock Purchase Agreement after the Effective Time and Merger Sub shall be liable for the performance of all obligations of Centrum Acquisition under the Stock Purchase Agreement after the Effective Time.

4. Amendment to Article 10 of the Stock Purchase Agreement. Article 10 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

10. INDEMNIFICATION; REMEDIES. As used in this Article 10, the term “Buyer” shall mean Centrum Acquisition, Inc., a Delaware corporation, Midlothian Holdings LLC, a Delaware limited liability company, and Ennis, Inc., a Texas corporation, unless the context otherwise requires. As used in this Article 10, the terms “Effective Time” and “Effective Date” shall have the meanings given such terms in that certain Agreement and Plan of Merger dated as of June 25, 2004 and made by and among Centrum Acquisition, Inc., Ennis, Inc. and Midlothian Holdings LLC,

10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Subject to the limitations on the duration of the following indemnities which are set forth in Section 10.6 hereof, and subject to the limitations on liability set forth in Section 10.7 hereof, Sellers, jointly and severally, agree to indemnify, defend, protect and hold harmless Buyer and the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) Any Damages asserted against or incurred by any of the Indemnified Persons which result from a condition which existed as of or prior to the date of this Agreement (November 10, 2003) which Damages were not accrued in the Balance Sheet Liabilities.

(b) Any Damages asserted against or incurred by any of the Indemnified Persons which result from a condition which existed as of or prior to the date of this Agreement but which Damages were not recorded in or which were not accrued in the Balance Sheet Liabilities because such Damages, at the time the Balance Sheet Liabilities were determined, either: (i) were not known to the Seller; (ii) were known to the Seller but were deliberately omitted from the Company’s financial statements; or (iii) were known but were too contingent as of that date to record on the Interim Balance Sheet as a liability under GAAP.

(c) Any Damages asserted against or incurred by any of the Indemnified Persons which result from a condition which existed as of or prior to the date of this Agreement but which Damages result from an agreement of guaranty, indemnification or suretyship made by the Sellers or the Company and which agreement: (i) was not identified on Schedule 8.2(c) and (ii) was not made in the ordinary course of business.

(d) Any Breach of, or Alleged Breach with respect to, any representation or warranty made by Sellers in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement (giving effect as provided in Section 10.7(f) to a supplement to the Disclosure Letter provided for in Section 2(g) of that First Amendment Agreement dated June 25, 2004 amending this Agreement), provided, however, that in connection with any Breach or Alleged Breach of any representation and warranty in Section 3.6, Buyer agrees to use good faith efforts to pursue for a reasonable period of time any claim Buyer has, if any, against the Title Company that issued the title policy in connection therewith prior to pursuing any claim against Sellers.

(e) Any Breach of, or Alleged Breach with respect to, any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date (giving effect as provided in Section 10.7(f) to a supplement to the Disclosure Letter provided for in Section 2(g) of that First Amendment Agreement dated June 25, 2004 amending this

Agreement), provided, however, that in connection with any Breach or Alleged Breach of any representation and warranty in Section 3.6, Buyer agrees to use good faith efforts to pursue a reasonable period of time any claim Buyer has, if any, against the Title Company that issued the title policy in connection therewith prior to pursuing any claim against Sellers; provided, however, that Buyer may preserve its rights under this Article 10 regarding that Damage resulting from that Breach or Alleged Breach by giving Sellers a Claim Notice regarding that Damage.

(f) Any Breach by either Seller of any covenant or obligation of such Seller in this Agreement or any Alleged Breach by either Seller of any covenant or obligation of such Seller in this Agreement.

(g) Any Formerly Owned Facilities Breach, or any Alleged Breach with respect to a Formerly Owned Facility.

(h) Any inaccuracy in or breach of any of the following statements as of November 10, 2003:

(i) The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Acquired Companies are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

(ii) The Financial Statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet);

(iii) The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(i) Any product shipped or manufactured by, or any services provided by, any Acquired Company prior to the Closing Date.

(j) Any Damages asserted against or incurred by any of the Indemnified Persons which result from a matter disclosed in Part 3.15 of the Disclosure Letter and any action threatened or brought by a third party against the Acquired Companies prior to the Closing Date.

(k) Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Seller Transactions or the Contemplated Buyer Transactions.

(l) Any claim, action, proceeding or demand alleging that the Assets or the use of the Assets by the Company constitutes an infringement upon or misappropriation upon any patent, trademark, copyright, trade secret or other intellectual property or proprietary right of any third party. At its sole expense and in lieu of indemnifying Buyer or the Company for loss, costs, claims or damages covered by this subsection, Sellers may elect to either procure for Buyer and the Company the right to continue using the Asset free of any liability for infringement or violation or may elect to replace or modify the Asset in question with a non-infringing system or product of equivalent or better functionality that is reasonably satisfactory to Buyer.

10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS—ENVIRONMENTAL MATTERS. In addition to the provisions of Section 10.2 but subject to the limitations on the duration of the following indemnities which are set forth in Section 10.6 hereof, and subject to the limitations on liability set forth in Section 10.7 hereof, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

(a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

(b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER.

Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of, or Alleged Breach with respect to, any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach of by Buyer, or Alleged Breach with respect to, any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions. The obligations of Buyer under this Section 10.4 are subject to the limitations stated in Section 10.8.

10.5 CLAIMS AND PROCEDURES.

(a) An Indemnified Person who requests reimbursement from or indemnification from a party under this Article 10 (a “Claim”) shall do so with a written statement (a “Claim Notice”) of the reimbursement or other indemnification which is requested. The Claim Notice must describe the subject matter of the Claim in reasonable detail. In the event that a Seller disputes the amount of the Claim Notice for purposes of determining the amount of Claims which are pending, then that Seller may elect to commence arbitration proceedings under Section 11.11 of this Agreement on the limited subject of the amount of the Claim which should be reserved against the Basket Cap.

(b) In the event an Indemnified Person presents a Claim against the Sellers under this Article 10, such Indemnified Person shall have the following exclusive remedies:

(i) To the extent that the Damage covered by the indemnities in this Article 10 represents a third party claim, the Indemnified Party must tender that claim to the Sellers and follow the procedures stated in Section 10.9.

(ii) To the extent that the Damage covered by the indemnities in this Article 10 represents a financial loss incurred by the Buyer as to which recovery can be made from insurance policies held by the Buyer, including policies of title insurance, then Buyer must use commercially reasonable efforts to recover from that insurance policy before exercising Buyer’s set-off rights under Section 10.8; provided, however, that Buyer may give Sellers a Claim Notice regarding that Damage to preserve Buyer’s rights against Sellers in the event that the policy or policies of insurance do not repay the Damages in full; and provided, however, that Buyer shall not be required to commence litigation or assign a claim to a collection agency as part of those efforts to recover from any insurance policy.

(iii) To the extent that the Damage covered by the indemnities in this Article 10 represents a financial loss incurred by the Buyer as to which a reserve has been specifically established by Centrum Acquisition in its financial records prior to November 10, 2003 or the Effective Time (whichever reserve is greater), then Buyer must apply that reserve to the Damage incurred before exercising Buyer’s set-off rights under Section 10.8.

(iv) To the extent that the Damage covered by the indemnities in this Article 10 represents a financial loss incurred by Buyer as to which full recovery can not be made under either clauses (ii) or (iii) above, then Buyer must exercise its rights to recover against the Amended and Restated $5,000,000 Promissory Notes under Section 10.8 and the Escrow Agreement (as defined below), with no right to recover personally from any Seller unless the Damage results from a Breach or an Alleged Breach which constitutes fraud on the part of that Seller.

(v) The obligations of Sellers under this Article 10 are subject to the limitations stated in Section 10.6 and in Section 10.7, including the limitations in Section 10.7(e) that restrict Buyer from recovering from Sellers absent the occurrence of the actions identified in Section 10.7(e).

10.6 TIME LIMITATIONS. Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with, whether before or after the Closing Date, unless on or before the date which will be the second anniversary of the Effective Time, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer (a “Claim Notice”). The obligation of the Sellers to accept Claim Notices under this Agreement will expire on that date which will occur two (2) years after the Effective Time (the “Final Claim Date”). After the Final Claim Date, the Sellers will not be required to accept any Claim Notices or other requests for indemnification under this Agreement.

10.7 LIMITATIONS ON AMOUNT—SELLERS.

(a) Except as otherwise provided in Section 10.7(e), Sellers will have no liability for a Breach of a representation or warranty, a Claim or Claims with regard to a representation or warranty or liability under Section 10.2 for indemnification or otherwise until the total of all Damages with respect to such indemnification (or otherwise) exceeds $500,000, and then only for the amount by which such Damages exceed $500,000.

(b) Notwithstanding the provisions of this Article 10 to the contrary, the aggregate amount of Damages that may be paid under this Article 10 for a Claim or Claims made shall be limited to Ten Million Dollars ($10,000,000) (the “Basket Cap”).

(c) As of the Final Claim Date, the Sellers will no longer be obligated to accept the tender of Claims from the Indemnified Persons. However, the obligations of the Sellers to the Indemnified Persons under this Article 10 shall continue after the Final Claim Date with regard to Claims that have been properly presented to the Sellers prior to the Final Claim Date; provided, however, that at such time as the amount of Damages paid, reimbursed or otherwise expended by the Sellers under this Agreement equals or exceeds the Basket Cap, the Sellers shall be relieved of all further obligation under this Agreement and may tender to Buyer the defense of all filed Proceedings and the handling of all Claims which have been previously presented to the Sellers under this Agreement.

(d) With respect to any Claim or matter that may potentially become a Claim (“Pending Matter”), Buyer shall take all reasonable steps to mitigate the amount of Damages that may accrue, arise, be assessed or otherwise incurred by any Indemnified Persons with respect to that Claim or Pending Matter; provided, however, the duty to mitigate damages shall not be construed to require Buyer to commence litigation against any party or assign a claim to a collection agency to preserve a Claim or Pending Matter. Buyer will not take any actions, directly or indirectly, to provoke or initiate the filing or making of a claim or demand by a third party for the purpose of enabling Buyer to file a Claim under this Article 10.

(e) Notwithstanding anything contained herein to the contrary, the limitations of liability contained in this Section 10.7 will not apply to: (i) any Breach to the extent that such Breach is attributable to fraud by a Seller; or (ii) any Alleged Breach to the extent that such Alleged Breach is attributable to fraud by a Seller. Sellers will be jointly and severally liable for all Damages with respect to such Breaches and Alleged Breaches listed in clauses (i) through (ii) above, with neither the Damages Floor nor the Basket Cap to be applicable to that liability.

(f) Notwithstanding any investigation or audit conducted before or after the Effective Time or the decision of Buyer to complete the Merger, Buyer shall be entitled to rely upon the representations and warranties set forth in the Stock Purchase Agreement; provided, however, that in the event that Ennis, Inc. and Midlothian Holdings LLC (excluding the knowledge of Centrum Acquisition, Inc. prior to the Effective Time) discovered prior to the Effective Time that any representation or warranty made by the Sellers was incorrect or inaccurate, and in the event that Buyer elected to conclude the Merger, then the closing of the Merger by the Buyer shall constitute a waiver by Buyer of any claims for the breach of such representation or warranty as a result of such inaccuracy or incorrectness. The foregoing proviso shall not apply to the matters identified on attached Schedule 10.7(f) (the “Identified Matters”) which are matters known to Buyer and the Sellers and which matters the Sellers acknowledge are covered by the indemnification obligations of Sellers under this Article 10.

(g) Except as otherwise provided in Section 10.7(e), Seller’s maximum liability for any and all causes of action arising out of this Agreement, except for any action resulting in a finding of fraud, shall not exceed the amount of the Basket Cap. Except as otherwise provided in Section 10.7(e), Buyer’s exclusive remedy for a Breach of a representation or warranty, for an Alleged Breach of a representation or warranty, for a claim against either Seller under the indemnification provisions of Section 10.2 or for a claim against either Seller under the indemnification provisions of Section 10.3 shall be recourse to Buyer’s right of set-off against amounts held by the Escrow Agent which were to be paid on the Amended and Restated $5,000,000 Promissory Notes, as provided in Section 10.9, with arbitration under Section 11.11, if necessary.

10.8 LIMITATIONS ON TIME AND AMOUNT — BUYER.

(a) Except as otherwise provided in Section 10.8(c), the maximum liability of Buyer for any and all causes of action arising out of this Agreement after Closing shall not exceed the amount of One Million Dollars ($1,000,000); notwithstanding the foregoing, Sellers shall have the right to raise affirmative defenses to the payment of Claims or to the valuation of Claims based on any violation by Buyer of the provisions of this Article 10 regarding Claims, including the provisions of Section 10.7(d), and such affirmative defenses shall not be limited by the $1 million amount.

(b) Buyer will not have any liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with, whether before or after the Closing Date, unless on or before the Final Claim Date, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers (a “Seller Claim Notice”). The obligation of the Buyer to accept Seller Claim Notices under this Agreement will expire on the Final Claim Date. After the Final Claim Date, the Buyer will not be required to accept any Seller Claim Notices or other requests for indemnification under this Agreement

(c) Notwithstanding anything contained herein to the contrary, the limitations of liability contained in Section 10.8(a) will not apply to: (i) any claim against Buyer under the Amended and Restated $5,000,000 Promissory Notes; (ii) any Breach of any of Buyer’s representations and warranties to the extent that such Breach is attributable to fraud by Buyer; (iii) any Alleged Breach with respect to any of Buyer’s representations and warranties to the extent that such Alleged Breach is attributable to fraud by Buyer; or (iv) any willful and intentional Breach by Buyer of any covenant or obligation. Buyer will be liable for all Damages with respect to such Breaches and Alleged Breaches listed in clauses (i) through (iv) above, with no limit on the amount of such liability under Section 10.8(a).

10.9 BASKET; RIGHT OF SET-OFF.

(a) In the event that Buyer determines that either Seller is required to pay amounts to Buyer under this Agreement other than an amount described in Section 10.7(e), then Buyer must elect to set-off that amount against amounts held by the Escrow Agent which were to be paid on the Amended and Restated $5,000,000 Promissory Notes rather than to bring an action to recover such amounts from either Seller. In the election of that set-off right, Buyer shall provide a notice to the Sellers specifying in reasonable detail the basis for such set-off and the amount proposed to be set-off against the amounts held by the Escrow Agent which were to be paid on the Amended and Restated $5,000,000 Promissory Notes (“Set-Off Demand”). In the event that Sellers do not consent to the Set-Off Demand, within twenty (20) days of Sellers’ receipt of the original Set-Off Demand, Sellers shall provide Buyer with notice of Seller’s refusal to permit the set-off (the “Disagreement Notice”). Sellers’ failure to deliver a Disagreement Notice within twenty (20) days after Sellers’ receipt of the original Set-Off Demand shall be considered an express consent by Sellers of their obligation to pay Buyer the amount set forth in the Set-Off Notice, and Buyer may then set-off that amount against the amounts held by the Escrow Agent which were to be paid on Amended and Restated $5,000,000 Promissory Notes by notice to the Escrow Agent.

(b) In the event that a Seller has timely delivered a Disagreement Notice to Buyer, within twenty (20) days of its receipt of the Disagreement Notice, the Buyer shall notify the Sellers either that Buyer withdraws the Set-Off Demand or elects to commence arbitration of the Set-Off Demand pursuant to the terms of Section 11.11 of this Agreement. In the event that such arbitration results in a ruling in favor of Buyer, then Buyer may set off any amount to which it may be entitled to payment from either Seller under this Agreement against amounts held by the Escrow Agent which were to be paid on the Amended and Restated $5,000,000 Promissory Notes. The exercise of such right of set-off shall not be deemed to constitute an event of default under the Amended and Restated $5,000,000 Promissory Notes. Any set-off against the amounts held by the Escrow Agent which were to be paid on Amended and Restated $5,000,000 Promissory Notes must be taken against amounts held by the Escrow Agent which were to be paid on each of the Amended and Restated $5,000,000 Promissory Notes in equal amounts.

(c) In order to secure the payment of the Sellers’ obligations under this Article 10, the Sellers shall, on the Effective Time, pledge and deposit the Amended and Restated $5,000,000 Promissory Notes with an escrow agent to be selected by Buyer that is reasonably acceptable to the Sellers (the “Escrow Agent”), to be governed in accordance with the Note Pledge and Escrow Agreement substantially in the form attached hereto as Exhibit C (“Note Pledge and Escrow Agreement”).

(d) As used herein, the term “Second Year Amount” shall mean Five Million Dollars ($5,000,000). As used herein, the term “First Anniversary Pending Claims” shall mean the dollar value of Claims presented during the first year after the Effective Time. For purposes of determining the dollar value of Claims presented, the dollar value of a Claim shall be: (i) if the Claim has been settled, the amount of Damages for which the Claim was settled; (ii) if the Claim is still pending, the dollar value stated in the Claim Notice, subject to Seller’s right to request arbitration as to the dollar value stated in the Claim Notice.

(e) The Escrow Agent shall, on the first anniversary of the Effective Time (or the first business day thereafter if such date is not a business day), tabulate the First Anniversary Pending Claims and, if the principal amounts paid on the Amended and Restated $5,000,000 Promissory Notes into the escrow are greater than the amount of the First Anniversary Pending Claims, the Escrow Agent shall release that amount of cash which exceeds the First Anniversary Pending Claims while reserving an amount of cash equal to the First Anniversary Pending Claims. The Amended and Restated $5,000,000 Promissory Notes held under the Escrow Agreement shall be the sole and exclusive source of repayment and/or reimbursement of Damages, except for Damages described in Section 10.7(e). Interest paid on the Amended and Restated $5,000,000 Promissory Notes shall be paid by the Escrow Agent to the persons identified as the Payees on the Amended and Restated $5,000,000 Promissory Notes.

(f) The Escrow Agent shall, on the day following the Final Claim Date, (or the first business day thereafter if such date is not a business day), tabulate the dollar value of the Claims which are pending as of the Final Claim Date (the “Final Pending Claims”). For purposes of determining the dollar value of Claims pending as of the Final Claim Date, the dollar value of a Claim shall be: (i) if the Claim has been settled, the amount of Damages for which the Claim was settled; (ii) if the Claim is still pending, the dollar value stated in the Claim Notice; provided, however, that if a Seller or the Buyer objects to the amount of the dollar value stated in the Claim Notice as of the Final Claim Date as inaccurate, then that Seller can elect arbitration under Section 11.11 to have a panel of arbitrators determine the correct value of the Claim for purposes of establishing a reserve against the Escrow Assets. If the dollar value of the Final Pending Claims as of the Final Claim Date is greater than the principal amounts paid on the Amended and Restated $5,000,000 Promissory Notes into the escrow, the difference shall be paid by the Escrow Agent to the Sellers in the amount cash by which the Escrow Assets exceed the dollar value of the Final Pending Claims.

10.10 PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS.

(a) Promptly after receipt by any Indemnified Person under Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it, including, without limitation, any matter disclosed in Part 3.15 of the Disclosure Letter and any action threatened or brought by a third party against any Acquired Company prior to the Closing Date, such Indemnified Person will, if a claim is to be made against Sellers under this Article 10, give notice to the Sellers of the commencement of such claim, but the failure to notify the Sellers will not relieve the Sellers of any liability that they may have to any Indemnified Persons, except to the extent that the Sellers demonstrate that the defense of such action is materially prejudiced by the Indemnified Person’s failure to give such notice.

(b) If any Proceeding referred to in Section 10.10(a) is brought against any Indemnified Person, then such Indemnified Person shall give notice in writing to the Sellers of the commencement of such Proceeding and the Indemnified Person’s election either to assume the defense of the Proceeding at the Sellers’ expense or to tender the defense of the Proceeding to Sellers. (the “Indemnification Notice”).

(c) In the event that the Indemnified Person elects to tender the defense of the Proceeding to Seller, then the Sellers may, at their option, accept the defense of that Proceeding and pay all reasonable costs of defense of that Proceeding but any judgments or settlements that result from the Proceeding.

(d) In the event that the Indemnified Person elects to assume the defense of the Proceeding, the Sellers will be entitled to participate in such Proceeding, but the direction of the defense of the Proceeding shall be within the Indemnified

Person’s control. The Enforcement Costs of the defense of the Proceeding shall be borne by the Indemnified Person but shall be subject to reimbursement from the amounts held by the Escrow Agent on a current basis, that is, with payment of tendered invoices within thirty (30) days after written demand for payment.

(e) In the event an Indemnified Person receives a settlement offer with respect to a Proceeding, the Indemnified Person shall promptly tender that settlement offer to the Sellers. In the event that the Sellers elect not to accept that settlement offer, the Indemnified Person may cause the Company to reserve such amount, and the Indemnified Person may then return the defense of the Proceeding to the Sellers. In the event that the Sellers later are required to settle that Proceeding or a judgment is entered against the Sellers in that Proceeding, the entire amount of that settlement or judgment may be taken as a set-off against either or both of the Amended and Restated $5,000,000 Promissory Notes with no requirement of arbitration under Section 11.11.

(f) Sellers shall not be required to pay or reimburse Buyer for attorneys’ fees or expenses, litigation consultant’s fees or expenses or other costs of a Proceeding which are not reasonable under the circumstances. Any party challenging the reasonableness of another party’s request for reimbursement of attorneys’ fees shall bear the burden of proof of showing that the request for attorneys’ fees is unreasonable.

(g) Payment of amounts due from either Seller to Buyer under this Section 10.10 shall be made in the following manner:

(i) Payment of expenses of defending a Proceeding shall be made directly by Sellers within thirty (30) days after receipt of invoices containing detail which is typical for expense billing in a commercial matter similar to the Proceeding;

(ii) Payment of amounts of reasonable attorneys’ fees as described in Section 10.10(c) may be made by a direct set-off against the Amended and Restated $5,000,000 Promissory Notes with no requirement of arbitration under Section 11.11. Payment of any settlement amount which has been agreed to by Sellers may be made by a direct set-off against the Amended and Restated $5,000,000 Promissory Notes with no requirement of arbitration under Section 11.11. Payment of any final, non-appealable judgment against an Indemnified Person may be made by a direct set-off against the Amended and Restated $5,000,000 Promissory Notes with no requirement of arbitration under Section 11.11.

(h) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

(i) No Holder shall, in the defense of any claim or litigation, except with the consent of the Indemnified Person, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the plaintiff or person making a claim to such Indemnified Person of a complete release from all liability in respect to such claim or litigation without any admission of guilt or wrongdoing.

10.11 PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS. A Claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

5. Amendment to Article 11 of the Stock Purchase Agreement. Section 11.11 of the Stock Purchase Agreement is hereby amended and restated to read as follows:

11.11 ARBITRATION. In the event of a Dispute that cannot be resolved pursuant to the procedure in Section 11.10 above, then except as expressly provided in Section 11.5, any dispute or controversy arising between the parties to or in connection with this Agreement involving the interpretation, application and/or enforcement of any provision of this agreement, or arising out of this Agreement, shall be submitted for arbitration at Los Angeles, California, to a panel of three arbitrators chosen from the list of arbitrators on Schedule 11.11 attached hereto, each of whom are members of national accounting firms, and each of whom is qualified and experienced in mergers and acquisitions and/or in the textile industry and who shall be independent of the parties and reasonably experienced in conducting arbitration proceedings relating to similar matters (“Arbitrators”). Such arbitrators shall be selected by the agreement of Sellers and Buyers; in the event that Sellers and Buyer cannot agree on a panel of three Arbitrators, then the Sellers shall select one Arbitrator, the Buyer shall select one Arbitrator and the two Arbitrators selected by the parties shall select the third Arbitrator, with the selection of the Arbitrators by the parties to be made no later than twenty (20) days after the delivery of a demand by the other party for arbitration (the “Arbitration Notice”). Any designated arbitrator shall not be an agent, employee, shareholder or affiliate of any parties to the arbitration, but as reasonably possible should be a person with knowledge and experience in the type of dispute existing between the parties.

(a) The Arbitrators shall be directed to identify the prevailing party in the arbitration, and the non-prevailing party shall be responsible for the costs and expenses incurred in conducting the arbitration proceeding provided for in this Section 11.11, including reasonable attorneys’ fees and expenses. In the event that the allegations of damages for fraud is determined to be unfounded, the arbitration panel shall assess costs and expenses related to that unfounded allegation against the party making the same allegation even if that party is the prevailing party on other aspects of the arbitration. For any arbitration resulting from the exercise of Buyer’s set-off rights under Section 10.8 of this Agreement, any obligation of a Seller to pay attorneys’ fees and expenses must be satisfied by a set-off against amounts due under either or both of the Amended and Restated $5,000,000 Promissory Notes.

(b) The decision of the Arbitrators shall be final and binding on the parties.

(c) The exercise by Buyer of its right of set-off, and the resolution by arbitration pursuant to this Section 11.11 over any dispute as to Buyer’s right of setoff, shall constitute an election of remedies and limit Buyer in the enforcement of any other remedies that may be available to it; provided however, that Buyer shall be entitled to pursue any remedies available to it in any manner in the event of alleged fraud by Sellers.

6. Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment will remain in full force and effect. Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7. Section Headings, Construction. The headings of Sections in this Amendment are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Amendment. All words used in this Amendment will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

8. Time Of Essence. With regard to all dates and time periods set forth or referred to in this Amendment, time is of the essence.

9. Governing Law. This Amendment will be governed by the internal laws of the State of New York without regard to conflicts of laws principles.

10. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

CENTRUM ACQUISITION, INC., a Delaware corporation		SELLERS:

By:	/s/ Roger Brown	/s/ Amin Amdani
Name:	Roger Brown	Amin Amdani
Title:	President and Chief Executive Officer

/s/ Ayesha Amin Amdani
Ayesha Amin Amdani

By:	/s/ John McLinden
Name:	John McLinden
Title:	Vice President	/s/ Rauf Gajiani
Rauf Gajiani

ENNIS, INC., a Texas corporation		MIDLOTHIAN HOLDINGS LLC

By:	/s/ Keith S. Walters	By:	/s/ Keith S. Walters
Name:	Keith S. Walters	Name:	Keith S. Walters
Title:	Chairman, President and CEO	Title:	Manager

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